Exhibit 11

Calculation for Net Income (Loss) Per Share

	2001						2002

	Three Months Ended			Nine Months Ended			Three Months Ended			Nine Months Ended
	September 30,			September 30,			September 30,			September 30,

	Net		Per Share	Net		Per Share	Net		Per Share	Net		Per Share
	Income	Shares	Amount	Income	Shares	Amount	Loss	Shares	Amount	Loss	Shares	Amount

	(In thousands, except per share data)						(In thousands, except per share data)
Basic EPS
Net income (loss) available to common shareholders	$14,015	20,552	$0.68	$17,788	20,491	$0.87	$(7,016)	20,900	$(0.34)	$(23,321)	20,889	$(1.12)

Effect of Dilutive Securities Stock option plans		102			382			—			—

Dilutive EPS
Net income (loss) available to common shareholders and assumed conversions	$14,015	20,654	$0.68	$17,788	20,873	$0.85	$(7,016)	20,900	$(0.34)	$(23,321)	20,889	$(1.12)

NOTE: Options to purchase 5.4 million and 4.8 million shares of Class A Common Stock were outstanding during the three and nine months ended September 30, 2001, respectively but were not included in the computation of diluted earnings per share because the effect would have been anti-dilutive.